Exhibit 10.1(bb)

TWENTY-SEVENTH AMENDMENT

TO

EMPLOYMENT AGREEMENT

This Twenty-seventh Amendment to Employment Agreement is made and entered into effective as of the 1st day of January 2026, by and between WATSCO, INC., a Florida corporation (hereinafter called the “Company”), and ALBERT H. NAHMAD (hereinafter called the “Employee”).

RECITALS

WHEREAS, the Company and the Employee entered into an Employment Agreement effective as of January 31, 1996 (the “Employment Agreement”) pursuant to which the Employee renders certain services to the Company; and

WHEREAS, the Compensation Committee of the Company’s Board of Directors amended the Employment Agreement effective as of January 1, for each of 2001 through 2025; and

WHEREAS, the Compensation Committee of the Company’s Board of Directors has determined that the Employee’s Base Salary will be $600,000 for calendar year 2026; and

WHEREAS, the Compensation Committee of the Company’s Board of Directors has determined the Employee’s use of the Company’s airplane for personal purposes for up to sixty-five (65) hours during the calendar year 2026. The Company shall pay all fuel and operational costs incident thereto. The value of the Employee’s usage of the Company’s airplane shall be treated as compensation for tax purposes; and

WHEREAS, the Compensation Committee of the Company’s Board of Directors has set the targets for Mr. Nahmad’s 2026 performance-based award in the form of restricted shares, which shall be subject to a maximum amount of $20 million (for clarity, such maximum amount shall not include any other forms of compensation or awards made to the Employee).

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Twenty-seventh Amendment, and other good and valuable consideration, the parties to this Twenty-seventh Amendment agree as follows:

1.
All capitalized terms in this Twenty-seventh Amendment shall have the same meaning as in the Employment Agreement, unless otherwise specified.
2.
The Employment Agreement is hereby amended by replacing “Exhibit A-1 — 2025 Performance Goals and Long-term Performance Based Compensation” with the attached “Exhibit A-1 — 2026 Performance Goals and Long-term Performance Based Compensation” thereto.

3. All other terms and conditions of the Employment Agreement shall remain the same.

IN WITNESS WHEREOF, the parties have caused this Twenty-seventh Amendment to be duly executed effective as of the day and year first above written.

WATSCO, INC.

By:	/s/ Barry S. Logan
Barry S. Logan, Executive Vice President

EMPLOYEE

By:	/s/ Albert H. Nahmad
Albert H. Nahmad

EXHIBIT A-1

2026 PERFORMANCE GOALS AND LONG-TERM PERFORMANCE BASED COMPENSATION

Overview

Watsco’s compensation program is grounded by the guiding principle that compensation should be highly dependent upon long-term shareholder returns. This key tenet of our compensation philosophy has driven the unique design of our program for many years and has enabled our executive leadership team to stay solidly focused on long-term performance. We have generated a compounded annual growth rate for total shareholder return of 17% over the last 36 years.

The most unique aspect of the program is the use of restricted stock that requires an executive to spend his or her entire career with the Company in order to vest. We believe granting restricted stock effectively balances strategic risk-taking and long-term performance, creates an ownership culture, and aligns the interests of high-performing leaders with the interests of our shareholders. Additionally, we believe these awards help build a sustainable future by ensuring that our executives make the right long-term business decisions that will survive well past their retirement.

We began granting restricted stock awards in 1997. All the restricted shares we have granted to our leaders throughout the Company vest upon reaching retirement age (usually 62 or older). Based on data provided by Equilar, the duration of our cliff-vesting period is solely unique to Watsco. Vesting may also occur at an even later date for those who extend their careers beyond age 62. This means that our key leaders will not know the value and cannot realize the value of their equity awards until they have spent their career with the Company. As it relates to our CEO, on a weighted-average basis, his restricted share awards have been outstanding 14.3 years and will vest: 799,431 shares on October 15, 2026, 178,076 shares on October 15, 2028, 503,287 shares on October 15, 2029, and 21,597 shares on October 15, 2032.

In formulating the amount of a potential award, the Compensation Committee believes that the ‘present-value’ of an award versus the ‘face-value’ of an award is considerably less due to the unusually long vesting periods and associated risks of forfeiture.

Annual Performance-based Restricted Stock Award

The formula for determining the CEO’s Annual Performance-based Restricted Stock Award for 2026 (the “2026 Performance Based Restricted Stock Award”), consistent with prior years, is as follows:

		Amount of Restricted Stock Award
A.	Earnings Per Share (EPS)
A.	For each $0.01 increase if growth is below 5%	$43,500
A.	For each $0.01 increase if growth is at or above 5%	$65,000
B.	Increase in Common Stock Price
A.	If the closing price of a share of Common Stock on 12/31/26 does not exceed $336.95	$0
A.	If the closing price of a share of Common Stock on 12/31/26 exceeds $336.95 but does not equal or exceed $404.34, for each $0.01 increase in per share price of a share of Common Stock above $336.95	$1,200
A.	If the closing price of a share of Common Stock on 12/31/26 equals or exceeds $404.34, for each $0.01 increase in per share price of a share of Common Stock above $336.95	$1,800

Other Considerations

The amount of the 2026 Performance-Based Restricted Stock Award shall be subject to a maximum of $20 million (and such maximum amount shall not include any other forms of compensation or awards made to the Employee).

The 2026 Performance-Based Restricted Stock Award shall be paid through the issuance of a number of restricted shares of Class B Common Stock of the Company (the “Performance-Based Shares”) equal to the amount determined by dividing (x) the amount of the 2026 Performance-Based Restricted Stock Award by (y) the closing price for the Class B Common Stock of the Company on the New York Stock Exchange as of the close of trading on December 31, 2026 or as of the closest trading date to December 31, 2026 in the event of no trade activity. The value of any fractional shares shall be paid in cash.

The restrictions on the awards contemplated herein shall lapse on the first to occur of (i) October 15, 2032, (ii) termination of the Executive’s employment with the Company by reason of Executive’s disability or death, (iii) the Executive’s termination of employment with the Company for Good Reason, (iv) the Company’s termination of Executive’s employment without Cause, or (v) the occurrence of a Change in Control of the Company (“Good Reason,” “Cause,” and “Change in Control” to be defined in a manner consistent with the most recent grant of Restricted Stock by the Company to the Executive).

The awards contemplated herein by the Compensation Committee represent awards pursuant to the Company's 2021 Incentive Compensation Plan or any successor plan (the “Incentive Plan”) and are subject to the limitations contained in Section 5 of the Incentive Plan.

Effective as of January 1, 2026

COMPENSATION COMMITTEE

By:	/s/ Denise Dickins
Denise Dickins, Chair

ACKNOWLEDGED AND ACCEPTED

By:	/s/ Albert H. Nahmad
Albert H. Nahmad